Exhibit 4.20

Execution Verion

SHARE PURCHASE AGREEMENT

BY AND AMONG

RAKUTO BIO TECHNOLOGIES LTD.,

SYNERON MEDICAL LTD.,

THE SELLERS
SET FORTH ON THE SIGNATURES PAGES HERETO

AND

MR. HAIM LASSER,
AS THE SELLERS' REPRESENTATIVE

Dated as of May 30, 2012

i

Article 6 COVENANTS		21
6.1	Maintenance of Business	21
6.2	Conduct of Business	21
6.3	Notification	23
6.4	Regulatory Permits	23
6.5	Necessary Consents	23
6.6	Access to Information	24
6.7	Satisfaction of Conditions Precedent	24
6.8	Books and Records	24
6.9	Further Assurances	24
6.10	Publicity	24
6.11	Non Solicitation	25
6.12	Equity and Benefit Plans	25
6.13	Covenants of the Sellers	25
6.14	Covenants of the Buyer.	25
6.15	Termination of Shareholders’ Rights Agreement	26
6.16	Waiver by the Company	26
Article 7 CONDITIONS TO CLOSING		26
7.1	Conditions Precedent to the Buyer’s Obligations	26
7.2	Conditions Precedent to the Sellers’ and the Company’s Obligations	28
Article 8 SURVIVAL; INDEMNIFICATION		29
8.1	Survival	29
8.2	Indemnification	29
8.3	No Right of Contribution	30
8.4	Procedure for Claims	30
8.5	Sellers' Representative.	31
Article 9 TERMINATION		32
9.1	Termination	32
9.2	Effect of Termination	32
Article 10 MISCELLANEOUS		33
10.1	Notices	33
10.2	Entire Agreement; Amendments and Waivers	34
10.3	Assignment	34
10.4	Choice of Law	34
10.5	Attorney Fees	34
10.6	Invalidity	34
10.7	No Third Party Beneficiaries	35
10.8	Remedies Cumulative; Specific Performance	35
10.9	No Strict Construction	35
10.10	Headings	35
10.11	Counterparts	35

ii

EXHIBITS AND SCHEDULES

Exhibit A – Form of Release
Exhibit B – Form of Share Transfer Deed
Exhibit C - Paying Agent Agreement
Schedule 2.2 – Allocation and Wire Transfer Instructions for the Sellers
Schedule 2.2(b)(ii) – promissory note table
Schedule 2.2(c) – Royalty Per Share
Schedule 4 - Company Disclosure Schedule

iii

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (this “Agreement”) is entered into as of May 30, 2012 by and among (i) RAKUTO BIO TECHNOLOGIES LTD., an Israeli company (the “Company”), (ii) SYNERON MEDICAL LTD., an Israeli company (the “Buyer”), (iii) the holders of the securities of the Company set forth on the signature pages hereto (each, a “Seller” and collectively, the “Sellers”) and (iv) MR. HAIM LASSER as the Sellers' Representative (as defined in Section 8.5(a) below).  Each of the Company, the Buyer, the Sellers and the Sellers' Representative is referred to herein as a “Party,” and collectively, as the “Parties.”

RECITALS

WHEREAS, (a) the Buyer and the Sellers own all of the issued and outstanding Company Shares (as defined in Section 1.1 below); and (b) other than the Company Options and the Warrants, there are no other equity securities or equity derivative securities of the Company outstanding;

WHEREAS, the Sellers desire to sell to the Buyer, and the Buyer desires to purchase from the Sellers, the Sellers' Shares (as defined in Section 1.1 below);

WHEREAS, in order to induce each other to enter into this Agreement, the Parties have agreed to execute, deliver and perform certain obligations under this Agreement and the Ancillary Agreements.

NOW THEREFORE, in consideration of the foregoing recitals and the mutual representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1
DEFINITIONS

1.1           Defined Terms. As used in this Agreement, the following terms have the meanings indicated:

 “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person, including any Subsidiary of such Person.  For purposes of this definition, “control” (including the terms “controlling,” “controlled by” and “under common control with”) has the meaning set forth in the Israeli Securities Law, 1968.

“Ancillary Agreements” means the Releases and the other agreements, documents, instruments and certificates prepared and delivered or to be delivered pursuant to or in connection with this Agreement.

“Business” means the business of the Company as presently conducted by the Company, including the design, development, marketing, commercialization, provision, distribution, licensing, maintenance and support of the Products.

“Business Day” means any day other than a Friday, Saturday or other day on which banks in Israel are required to be closed.

“Buyer Indemnified Parties” means: (i) the Buyer and its Affiliates, (ii) the Company; (iii) the Buyer's and the Company’s respective officers (or Persons fulfilling equivalent positions), directors (or Persons fulfilling equivalent positions), employees agents and (iii) the respective heirs, personal representatives, successors and assigns of the Persons referred to in clauses (i), (ii) and (iii) above; provided, however, that the officers, directors and shareholders of the Company prior to the Closing shall not be deemed to be “Buyer Indemnified Parties.

“Call Option Agreement” means that certain Call Option Agreement by and between the Sellers, the Buyer and the Company dated February 12, 2008.

“Company Articles of Association” means the Articles of Association of the Company as amended, as filed with the Israeli Registrar of Companies in effect as the Closing Date.

“Company Intellectual Property” means all Intellectual Property owned or purported to be owned by the Company.

“Company Material Adverse Effect” means any event, change, development or state of facts that (i) is or would reasonably be expected to be, either individually or in the aggregate, materially adverse to the business, assets, Liabilities, operations, conditions (financial or otherwise) and prospects of the Company, taken as a whole, or (ii) would, individually or in the aggregate, prevent or materially delay or alter any of the transactions contemplated by this Agreement; provided, however, that the following shall not be taken into account in determining whether a Company Material Adverse Effect has occurred: (i) changes in general economic or political conditions affecting the industry in which the Company operates generally, (ii) changes in the industry in which the Company operates, (iii) changes in Law or in any authoritative interpretation of any Law by any Governmental Entity, (iii) the effect of any action required to be taken or prohibited from being taken resulting primarily from the execution or performance of this Agreement or the consummation of the transactions hereunder.

“Company Options” means options or other equity compensation awards to purchase or receive Company Ordinary Shares.

“Company Ordinary Shares” means the Ordinary Shares of the Company, nominal value NIS 0.01 per share.

“Company Preferred A Shares” means the Series A Preferred Shares of the Company, nominal value NIS 0.01 per share and the Series A-1 Preferred Shares of the Company, nominal value NIS 0.01 per share.

“Company Preferred A-1 Shares” means the Series A-1 Preferred Shares of the Company, nominal value NIS 0.01 per share.

“Company Shares” means the Company Ordinary Shares, the Company Preferred A Shares and the Company Preferred A-1 Shares.

“Consent” means any required approval, consent, ratification, permission, waiver or authorization (including by any Governmental Authority).

 “Contract” means any written or oral, legally binding agreement, contract, subcontract, lease, binding understanding, instrument, note, bond, mortgage, indenture, option, warranty, purchase order, license, sublicense, benefit plan, obligation, commitment or undertaking of any nature.

 “Damage” means any direct Liability, loss, damage,  diminution in value, award, fine, penalty, interest, Tax, , remediation and reasonable costs, fees or expenses (including reasonable attorney, consultant and expert fees and expenses).

 “GAAP” means generally accepted accounting principles as applicable in the United States of America and applied on a consistent basis.

“Governmental Authority” means any government, any governmental entity, governmental department, governmental commission, governmental board, governmental agency or governmental instrumentality, and any court, tribunal, arbitrator (public or private) or judicial body, in each case whether national, state, provincial, local or foreign.

“Intellectual Property” means all inventions, technology, trade secrets, software, proprietary information, materials, works of authorship, or the like that are used in, support, or have arisen from the Business.

“Knowledge,” “to the Knowledge of” or “Known” shall mean matters which are actually known to the relevant Party.

“Laws” means all laws and ordinances; and all rules, regulations and policies promulgated by any Governmental Authority.

“Liability” means, as to any Person, any debt, adjudicated  adverse claim by a competent authority, liability, obligation or commitment of such Person of any kind or nature, whether determined or determinable, , liquidated or unliquidated, due or to become due, and regardless of whether arising out of or based upon contract, tort, strict liability, statute or otherwise.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, title defect, voting trust agreement, restriction, easement, Tax assessment, agreement to sell or purchase, preemptive right, right of refusal, right of possession or use, security interest, encumbrance, ownership interest, asserted written claim of ownership, option, lien, lease or charge of any kind, whether voluntarily incurred or arising by operation of Law or otherwise, including any Contract to give or grant any of the foregoing.

“Order” means any award, decision, judgment, injunction, order, ruling, subpoena, decree, charge or verdict entered, issued, made or rendered by any Governmental Authority.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Permits” means all certifications (including those of standards-setting organizations), licenses, permits, franchises, approvals, authorizations, notices to, Consents or Orders of, or filings with, any trade association, any standards-setting organization, or any Governmental Authority, necessary or desirable for the past or present conduct or operation of the business of the Company or ownership of the assets of the Company.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, trust, unincorporated organization, association or other entity, including any Governmental Authority.

“Pro Rata Portion” means, with respect to each Seller, a fraction, (i) the numerator of which is the number of Company Shares and Company Options and Warrants held by such Seller, and (ii) the denominator of which is the sum of total number of Company Shares plus the total number of Company Options, warrants and such other convertible securities on a fully diluted as converted basis.

“Proceeding” means any claim, action, suit, proceeding (including arbitration and mediation) or investigation, whether civil, criminal or administrative.

"Product(s)" means skin whitening (including skin lightening, brightening and the like) products based on Company Intellectual Property LIP enzyme.

“Product Net Sales" shall mean the total payments actually received by the Buyer and/or any of its Subsidiaries from a third party for the price invoiced on sales of Products, less the following deductions (provided that none of the following deductions shall be taken into consideration more than once): (a) trade, quantity, or cash discounts; (b) amounts repaid or credited by reason of rejection or return or price reductions; (c)  rebates and chargebacks; (d) commissions that were paid to independent third parties for performance of the following logistical activities: transportation, freight charges (by land, sea or air) and insurance directly;  (e) any taxes, including value added tax (VAT), import/export taxes, customs, duties, sales taxes or other governmental charges levied on the production, sale, transportation, delivery, or use of the Products, not including  any taxes on income; (f) commissions that were paid to independent third parties and representatives as sales commissions.  Any Product transfers, transfer price, intra company purchases, etc. between Buyer and any of its Subsidiaries shall not be calculated into the computation of the Product Net Sales. A “sale” shall not include transfers or other distributions or dispositions of Products at no charge for regulatory purposes, clinical trials, patient assistance programs trials, charitable purposes or to physicians or hospitals for promotional purposes. With respect to Products that are bundled with other products or are otherwise sold in conjunction with other products, of any kind and/or related services, the term "Product Net Sales" shall mean the price of such Product, as appears in the official price list in the relevant territory, region, market segment or otherwise as may be applicable, with respect to the sale of which any payments have actually been received, less the deductions set forth above.

“Product Operating Profit" shall mean the operating profit based on US GAAP, annually reviewed by Buyer’s auditors, derived from Buyer's and Buyer's Subsidiaries' (including the Company) operations related to the Products.  Product Operating Profit shall be calculated as follows (in accordance with US GAAP): Product Net Sales less the Product Operating Expenses..

“Product Operating Expenses" shall mean all fees, expenses and costs incurred by Buyer and/or any of its Subsidiaries (determined on a US GAAP basis) incurred in connection with the Products.  To the extent that any such fees, expenses and costs are also related to other products and operations that are bundled or consolidated (i.e. cannot be allocated specifically) with Products and operations related to the Products, the portion of such fees, expenses and costs allocated to the Products shall be proportional to the revenues derived from sales of the Products, as a percentage of the Buyer’s overall relevant revenues derived from such other products and operations.

“Initial Purchase Price” means an amount equal to US$5,000,000.

“Sellers' Shares” means the Company Ordinary Shares, the Company Preferred A-1 Shares and the Company Options and Warrants exercisable into Company Shares held by the Sellers.

“Subsidiary” means, with respect to any Person, (i) any corporation or other legal entity of which at least 50% of the securities or interests having, by their terms, ordinary voting power to elect members to the board of directors, or other Persons performing similar functions with respect to such corporation or other legal entity, is held, directly or indirectly, by such Person; or (ii) any partnership or limited liability company of which (A) such Person is a general partner or managing member or (B) such Person possesses a 50% or greater interest in the total capital or total income of such partnership or limited liability company.

“Tax” or “Taxes” means any state, local, municipal or foreign income, gross receipts, license, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, capital gain, franchise, profits, escheat, withholding, social security, national insurance, unemployment, disability, real property, personal property, unclaimed property, purchase, betterment, sales, use, transfer, registration, ad valorem, value added, alternative or add-on minimum or estimated tax or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

“Warrants” means that certain options to purchase a total aggregate of 18,100 Ordinary Shares of the company, issued to Dr. Shimon Eckhouse, Sara Brener and Michal Drayman on or about June 2005.

1.2            Additional Defined Terms.  As used in this Agreement, the following terms shall have the meanings defined in the introduction, Preamble, Recitals or Section as indicated below:

“Additional Investment Amount”	Section 2.2(b)(iii)
“Agreement”	Preamble
“Assignee”	Section 2.2(c)(iii)
“Buyer”	Preamble
“Bank Loan”	Section 6.14.1
“Cashed-Out Option”	Section 2.3

“Claim”	Section 8.4
“Claim Notice”	Section 8.4
“Closing”	Section 2.4(a)
“Closing Date”	Section 2.4(a)
“Companies Registrar”	Section 7.1(g)
“Company”	Preamble
“Company Board”	Section 2.3(a)
“Company Disclosure Schedule”	Article 4
“Company Financial Statements”	Section 4.7(a)
“Company Option Plan”	Section 4.5(b)
“Company Valuation”	Section 2.2(b)(ii)
“Cut-Off Date”	Section 8.1(b)
“Debt”	Section 2.1(c)
“Extended Cut-Off Date”	Section 8.1(b)
“First Milestone Payment”	Section 2.2(b)(i)
“Indemnified Party”	Section 8.4
“Indemnifying Party”	Section 8.2(a)(i)
“Interest”	Section 2.2(d)
“ITA”	Section 2.5
“Majority Sellers”	Section 2.2(e)
“Milestone Payments”	Section 2.2(b)(ii)
“Party” or “Parties”	Preamble
"Paying Agent"	Section 2.2(e)
“Pre-Closing Period”	Section 6.1
“Promissory Notes”	Section 2.2(b)(iii)
“Releases”	Section 7.1(f)
“Seller” or “Sellers”	Preamble
“Sellers' Representative”	Section 8.5(a)
“Sellers' Shares”	Recitals
“Shareholders’ Rights Agreement”	Section 6.15
“Syneron Beauty”	Section 6.14.2
“Third Party Claim”	Section 8.4
“Valid Certificate”	Section 2.5
“Yearly Milestone Payments”	Section 2.2(b)(ii)
“Yearly Milestone Payment Period”	Section 2.2(b)(ii)

1.3           Interpretation.  In this Agreement, unless otherwise specified, the following rules of interpretation apply:

(a)           references to “Articles,” “Sections,” “Schedules” and “Exhibits” are references to articles, sections or subsections, schedules and exhibits of this Agreement;

(b)           references to any Person include references to such Person’s successors and permitted assigns;

(c)           words importing the singular include the plural and vice versa;

(d)           words importing one gender include the other gender;

(e)           references to the word “including” do not imply any limitation;

(f)           the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(g)           references to “$” or “dollars” refer to U.S. dollars and references to “NIS” or “shekels” refer to New Israeli Shekels;

(h)           a defined term has its defined meaning throughout this Agreement and in each Exhibit and Schedule to this Agreement, regardless of whether it appears before or after the place where it is defined; and

(i)           references to any specific provision of any Law shall also be deemed to be references to any successor provisions, amendments thereof or any rules or regulations promulgated thereunder.

ARTICLE 2
PURCHASE OF SHARES

2.1           Purchase and Sale of Shares.

(a)           Sale of Shares.  Subject to the terms and conditions of this Agreement, at the Closing, the Sellers shall sell, transfer and assign to the Buyer, and the Buyer shall purchase from the Sellers, all right, title and interest in and to the Sellers' Shares, free and clear of all Liens.

(b)          No Other Securities.  The Company and the Sellers acknowledge and agree that, as a result of the foregoing sale and purchase of Sellers’ Shares, the Buyer will own all of the issued and outstanding equity of the Company and all of the issued and outstanding securities convertible, exercisable or exchangeable therefor (whether vested or unvested).

    (c)          No Other Debt.  The Company and each of the Sellers severally and not jointly, acknowledge and agree that, between the date of execution of this Agreement, and the Closing Date, except for costs and expenses incurred by the Company in accordance with this Agreement, if any, and the Ancillary Agreements and as disclosed in Schedule 4.5 below, the Company and the Sellers shall not, except in the ordinary course of business and in accordance with the Company's budget, take any action intended to create any Debt of the Company, in favor of any Person. In this Agreement, “Debt” means the principal amount of the Company’s outstanding indebtedness for borrowed money, including any interest accrued thereon, whether, matured or unmatured, accrued or unaccrued, liquidated or unliquidated, due or to become due, asserted or unasserted.

(d)          Call Option Agreement. This Agreement shall be deemed as exercise of the call option set forth in the Call Option Agreement, subject to the terms of this Agreement, and upon consummation of the Closing, the Call Option Agreement shall terminate and shall no longer be valid. In any event of inconsistency between the terms hereof and the terms of the Call Option Agreement, the terms hereof shall prevail.

2.2           Purchase Price.

(a)           Purchase Price for Shares.  Subject to Section 2.5 at Closing, the Buyer shall pay through the Paying Agent each Seller's Pro Rata Portion of the Initial Purchase Price (in accordance with the allocations listed on Schedule 2.2 hereto), by check or wire transfer of immediately available funds, in accordance with the or wire transfer instructions to be provided by Paying Agent.

(b)           Performance-Based Milestone Payments.  As additional consideration to the Sellers, subject to Section 2.5, the Buyer shall pay through the Paying Agent each Seller as follows:

   (i)           Upon the first anniversary of the Closing Date,  each Seller shall be entitled to its Pro Rata Portion of the aggregate amount of US$5,000,000 in cash (the "First Milestone Payment"), by check or wire transfer of immediately available funds, in accordance with the allocations and payment or wire transfer instructions listed on Schedule 2.2 hereto and to be provided by Paying Agent.

   (ii)          Commencing on the second anniversary of the Closing Date and until the expiration of the Yearly Milestone Payment Period (as defined below), each Seller shall be entitled to its Pro Rata Portion of the yearly payments (the “Yearly Milestone Payments”) to the Sellers, to be paid on the relevant anniversary of the Closing Date, in the aggregate amount equal to 50.48% of the Company valuation (“Company Valuation”) (which percentage reflects the Sellers' aggregate shareholdings in the Company immediately prior to the Closing Date (on a fully diluted as converted basis), less the Initial Purchase Price and any Milestone Payments previously received:

Company Valuation = ((11* Product Operating Profit)/2) + ((1.7* Product Net Sales)/2)

The Buyer, either through the Company or any of its affiliates, shall make the Yearly Milestone Payments under this Section 2.2(b)(iii) to the Sellers within sixty (60) days following the release of Buyer's annual reports in NASDAQ.

“Milestone Payments” means collectively the First Milestone Payment and the Yearly Milestone Payments.

                                                  Notwithstanding anything to the contrary in this Section 2.2(b), prior to making such Yearly Milestone Payments, the Buyer shall first repay, on behalf of the Company, all of the unpaid principal amount and accrued interest thereon (the “Loan Amount”) in connection with those certain promissory notes issued by the Company to certain Sellers in the aggregate  amount of $234,997 in or about January 24, 2011 (the “Promissory Note(s)”), as detailed in the chart set forth in Schedule 2.2(b)(ii) attached hereto. Notwithstanding anything to the contrary in the Promissory Notes, the Buyer shall repay, on behalf of the Company, the Loan Amount only upon the first anniversary of the Closing Date. Each of the Parties agrees and acknowledges that the execution of this Agreement by the Buyer, the Company and the Sellers shall be sufficient to effect the foregoing amendment of rights and obligations under the Promissory Notes according to Section 2.2(b) to this Agreement.

                                                  "Yearly Milestone Payment Period" means the period of time commencing on the second anniversary of the Closing Date and ending on the earlier of (a) the date upon which the Yearly Milestone Payments in aggregate reach $15,240,000 (which amount is equal to 50.48% of a Company Valuation of US$50,000,000 less the Initial Purchase Price and the First Milestone Payment) or (b) the seventh anniversary of the Closing Date.

   (iii)         Off-Set. The Parties hereby acknowledge and agree that the Company may require an additional investment in the amount of up to US$1,800,000 (the “Additional Investment Amount”), of which US$891,360 shall be invested by Buyer and US$908,640 shall be invested Sellers, in accordance with the Buyer's and Sellers' pro rata shareholdings in the Company on a fully diluted as converted basis immediately prior to the Closing Date.  The Parties further acknowledge and agree that while the Additional Investment Amount is to be allocated between the Buyer and Sellers in accordance with their pro rata shareholdings in the Company immediately prior to the Closing Date, Buyer shall be responsible for providing the full amount of the Additional Investment Amount, in which case the Milestone Payments to be paid to the Sellers by Buyer shall be reduced by 50.48% of the Additional Investment Amount provided by the Buyer, and shall be borne by Sellers in accordance with their respective Pro Rata Portions.

(c)           Royalty Payments. As additional consideration to the Sellers, subject to Section 2.5, following the Closing:

(i)          each of the Sellers shall be entitled to receive, through the Paying Agent, an additional contingent payment for unlimited period (perpetual) (the "Royalty Period") per each Seller's Shares sold hereunder which is equal to the Royalty Per Share as set forth in Schedule 2.2(c) hereto (the “Royalty Per Share”).

(ii)         The Buyer, either through the Company or any of its affiliates, shall make the payments through the Paying Agent under this Section 2.2(c)(i) to the Sellers within sixty (60) days following the release of Buyer's quarterly reports in NASDAQ; such payments shall be accompanied by a written confirmation from the Buyer's Chief Financial Officer as of the accuracy of the calculation thereof. The Sellers, as a group, via the Sellers Representative, shall be provided with all relevant public financial information of the Buyer and shall have the right to audit, through an independent certified public accountant, the accounts of the Buyer twice a year, in connection with payments due under Sections 2.2(b) and 2.2(c) above, and shall bear the expenses of such auditor and audit. Notwithstanding the aforesaid, the Buyer shall pay all reasonable costs, expenses and fees of such audit if it is revealed in the framework of such audit that a deviation of more that 5% of the Royalty Per Share occurred. Payments to Sellers will be adjusted in accordance with the results of the audit, in any event of a discrepancy between such actual payments and audit.

(iii)        It is hereby specifically agreed that in any event of assignment of this Agreement by Buyer, or assignment of rights or grant of any license by Buyer hereunder or sale of the Company, that shall result in the sale of Products by third parties who are not agents, distributers, representatives or re-sellers of Buyer or its Subsidiaries (each an "Assignee"), then for purpose of Schedule 2.2(c) hereto, reference to "actually received by the Buyer or any of its Subsidiaries" in the definition of "Product Net Sales" shall be expanded to include (in addition to Buyer, if applicable) all such Assignees and/or Purchasers (as applicable), and Buyer shall ensure and shall remain liable for the performance by all such Assignees of the respective obligations hereunder, including, without limitation, payment obligations.

It is agreed that all payments set forth in Section 2.2 constitute the consideration payable to Sellers in connection with Sellers' Shares, and do not constitute payments for any other services, assets or rights.

(d)           Interest for Late Payments. Any payments due to Sellers under this Section 2.2 shall bear an interest at a rate of 5% per-annum (the "Interest"). The Interest shall accrue from the fifth (5) Business Day following the date on which the relevant payment was due and until the actual day of payment. Interest shall be paid together with the relevant due payment. Nothing in this Section shall be deemed as a waiver by Sellers or any of them of any remedy legally available thereto.

(e)           Paying Agent. Payment of any and all consideration and payments due to Sellers under this Agreement shall be effected through SGS Trusts Ltd.. who shall act as a paying agent (the "Paying Agent") pursuant to the terms and conditions set forth in that certain paying agent agreement in the form attached hereto as Exhibit C. Buyer shall deposit with the Paying Agent all payments due under this Agreement on the relevant dates to enable distribution of such payments to the Sellers in accordance with the terms of this Agreement. Paying Agent may be replaced with the consent of the Sellers who, immediately prior to Closing, are the holders of at least 60% of the Sellers' Shares (the "Majority Sellers"). The receipt of such consideration and payments due under this Agreement by the Paying Agent shall be sufficient to discharge of the Buyer’s obligation to pay any such amounts, and the Buyer shall have no responsibility or Liability, under any circumstances, for the allocation thereof among the Sellers.

2.3           Company Options and Warrants.

Cancelled Company Options .  Prior to the Closing, the Company Board (or, if appropriate, any committee thereof) shall adopt appropriate resolutions and take all other actions necessary to provide that each Company Option and Warrant (whether vested or unvested) shall be cancelled immediately upon the Closing Date; provided however that, each Company Option and Warrant (such Company Option and/or Warrant, a “Cashed-Out Option”) shall entitle the owner thereof to receive, with respect to each Company Ordinary Share underlying such Cashed Out Option, the respective Pro-Rata Portion of the Initial Purchase Price, the Milestone Payments and the Royalty Payments less the exercise price of such Company Option or Warrant, after giving effect to currency exchange, if applicable, and the related rights detailed in Section 2.2 above, all in accordance with the terms of Section 2.2 above.

2.4           Closing; Deliverables.

(a)           Closing.  The consummation of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co., One Azrieli Center, Round Tower, Tel Aviv, Israel, as promptly as practicable (and in any event within two (2) Business Days) after the conditions set forth in Article 7 are satisfied (other than those conditions which by their nature are normally satisfied at the Closing) or waived, or such other time and place that is agreed to in writing by the Sellers and the Buyer (the “Closing Date”). It is the Parties intent to use reasonable efforts to execute this Agreement simultaneously with the consummation of the Closing.

(b)           Deliveries at the Closing by the Company and the Sellers.  At the Closing, and upon satisfaction or waiver of the conditions set forth in Section 7.2, the Sellers and the Company will deliver or cause to be delivered the instruments, Consents, certificates and other documents required of them by Section 7.1.

(c)           Deliveries at the Closing by the Buyer.  At the Closing, and upon satisfaction or waiver of the conditions set forth in Section 7.1, the Buyer will deliver or cause to be delivered the instruments, Consents, certificates and other documents required of it by Section 7.2.

2.5           Withholding.  Each of the Buyer and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Seller such amounts as the Buyer is required to deduct and withhold under any Tax Law of the State of Israel, with respect to the making of such payment.  To the extent that amounts are so withheld by the Buyer and/or Paying Agent, and paid over to the appropriate Tax authority within the required payment period, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Sellers in respect of whom such deduction and withholding was made by the Buyer and/or Paying Agent and such payment was made to the appropriate Tax authority such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Seller in respect of which such deduction and withholding was made by the Buyer and/or the Paying Agent.

Notwithstanding the aforementioned, however, that if the Seller has provided to the Buyer and/or the Paying Agent a Valid Certificate at least one Business Day prior to any payment payable pursuant to this Agreement, the withholding (if any) of any amount under the Israeli tax Law from the consideration payable to such Seller hereunder, and the payment of the consideration or any portion thereof, shall be made in accordance with the provisions of such Valid Certificate.  A “Valid Certificate” shall be a certificate or ruling issued by the Israeli tax authority (the “ITA”) which is sufficient to enable the Buyer and/or the Paying Agent to conclude in its reasonable discretion that no withholding (or reduced withholding) of Israeli Tax is required with respect to such Seller. The Parties agree that a certificate of exemption from withholding with respect to “Services and Assets” issued by the ITA will be deemed a Valid Certificate if in force on the date that payment is made.  Notwithstanding the above, the Buyer and/or the Paying shall release any such withheld amounts (or such applicable portion thereof) not yet remitted to the ITA to the Seller in accordance with a Valid Certificate provided by the Seller prior to Buyer’s and/or Paying Agent’s submission of such amounts to the ITA, which submission shall be made by the Buyer and/or the Paying Agent not earlier than three Business Days prior to the last day on which the Buyer and/or the Paying Agent is required to make submission pursuant to the Israeli Tax Law.  If the Buyer and/or the Paying Agent so withholds amounts and pays them to the ITA with respect to a Seller, the Seller shall furnish to the Seller documents evidencing such withholding within the time period required by the Israeli Tax Law.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES
CONCERNING THE SELLERS

Each Seller, severally and not jointly, hereby represents and warrants to the Buyer that each of the statements contained in this Article 3 as it pertains to that individual Seller is true and correct as of the date hereof.

3.1           Power and Authority; Enforceability.  The Seller has all necessary power and authority to enter into this Agreement and each Ancillary Agreement to which it is a party and has taken all actions necessary to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder.  If Seller is a corporation or other entity, it is duly organized, validly existing and, to the extent applicable, in good standing under the Laws of the jurisdiction of its incorporation.  This Agreement and each Ancillary Agreement to which the Seller is party have been duly executed and delivered by the Seller and constitutes the valid and binding obligation of such Seller, enforceable against such Seller in accordance with their respective terms, except that enforceability may be limited by the effect of (a) bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to or affecting the rights of creditors or (b) general principles of equity (regardless of whether enforceability is considered in a Proceeding at law or in equity).

3.2           Title to Shares; Waiver of Limitations on Transfer. The Seller is the sole and lawful beneficial and record owner of the Sellers' Shares set forth opposite its name on Schedule 2.2, as applicable, and Section 4.4(a) and Section 4.4(b) of the Company Disclosure Schedule, as applicable and, at the Closing, will deliver to the Buyer good and marketable title to such Shares, free and clear of all Liens. The Seller does not have nor has Seller granted any preemptive or other rights, options, warrants or other agreements or commitments other than this Agreement to sell or acquire any securities of the Company or obligations convertible into or exchangeable for any securities of the Company.  The description of the shares and interests of Seller in or to any securities of the Company is completely and accurately listed on in Sections 4.4(a) and 4.4(b) of the Company Disclosure Schedule; and to the Knowledge of the Seller the information in Sections 4.4(a) and 4.4(b) of the Company Disclosure Schedule, pertaining to holdings of securities of the Company, is correct. There is no Proceeding before any Governmental Authority now pending or, to the Knowledge of the Seller, threatened against such Seller which would adversely affect its rights in and to the Sellers' Shares or the ability of such Seller to consummate the transactions contemplated by this Agreement and each Ancillary Agreements to which such Seller is a party.

3.3           No Conflict; Consents and Approvals .  The Seller’s execution, delivery or performance of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby, will not (a) violate or conflict with any provision of the governing documents of such Seller, in the event that Seller is a corporation;  (b) violate or conflict with any Order or Law applicable to such Seller that is likely to have an impact on the transactions contemplated hereunder; (c) conflict with, result in a breach of or constitute a default under (with or without notice or the passage of time), result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which such Seller is a party or by which it is bound or to which any of its properties or assets is subject in a manner that is likely to have an impact on the transactions contemplated hereunder;  or (d) result in the imposition of any Lien upon any properties or assets of such Seller in a manner that is likely to have an impact on the transactions contemplated hereunder .  No declaration, filing or registration with, approvals or consents of or assignment by any Persons (including any Governmental Authority) are necessary to be made or obtained in connection with the execution, delivery or performance of this Agreement or the Ancillary Agreements by the Seller or the consummation of the transactions contemplated hereby or thereby, except (which exception shall no longer apply as of the Closing Date) as to that certain tax ruling obtained by certain Sellers in connection to this Agreement and the transactions contemplated hereby. Each Seller hereby waives, effecting as of the Closing, his, her or its rights to all advance notices required to be given to such shareholders of the Company.

3.4           Restrictions.   As to each Seller, except for (i) this Agreement and the Ancillary Agreements executed in connection herewith, and (ii) the Company Articles of Association, and (iii) the Shareholders’ Rights Agreement, there are no Contracts restricting the voting, dividend rights or disposition of the Sellers' Shares or otherwise granting any Person any right in respect of the Sellers' Shares held by such Seller.

3.5           Claims.  The Seller has no claims against the Company, or its officers, directors, shareholders, agents, successors or assigns in their capacity as such and in his/her capacity as a Seller, other than claims Seller has generally as a current creditor or shareholder of the Company (and as to which no controversy exists), all of the above except for claims with respect to the rights set forth in this Agreement.

3.6           Company Intellectual Property.  The Seller has no right or interest (including, without limitation, any ownership right) in or to any Company Intellectual Property.

3.7           Taxes.  To the extent the Seller provided or is currently providing services to the Company as an independent contractor or as a consultant, such Seller has paid all due applicable Taxes relating to compensation paid by the Company in respect of such services.

3.8           Brokers’ Fee.  The Seller has no Liability to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated.

3.9           Disclosure.  The representations and warranties of the Sellers contained in this Agreement and the Ancillary Agreements do not contain any untrue statement of a material fact or, omit to state any material fact necessary in order to make the statements and information contained in this Agreement and the Ancillary Agreements not false or misleading.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES
CONCERNING THE COMPANY

The Company hereby represents and warrants to the Buyer that each of the statements contained in this Article 4 is true and correct as of the date hereof, subject to the disclosures made in the disclosure schedule of the Company (the “Company Disclosure Schedule”) delivered to the Buyer concurrently with the execution and delivery of this Agreement.  The disclosures included in any section of the Company Disclosure Schedule shall be numbered to correspond to the applicable sections and subsections of this Article 4.

4.1           Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing under the Laws of the State of Israel.  The Company is duly authorized to conduct business and is in good standing under the Laws of each jurisdiction where such qualification is required.  The Company has all necessary corporate or similar power and authority: (a) to conduct its business in the manner in which its business is currently being conducted, (b) to own and use its assets in the manner in which its assets are currently owned and used and (c) to perform its obligations under any Contract by which it is bound.  The current officers and directors of the Company, including their titles and a designation of the Chairman of the Company Board, is set forth in Section 4.1 of the Company Disclosure Schedule.  There has not been any violation of any of the provisions of any of the Company Articles of Association or other charter, organizational or governing documents of the Company, and the Company has not taken any action that is inconsistent with any resolution adopted by the shareholders of the Company or the Company Board (including any committee thereof).

4.2           Power and Authority; Enforceability.  The Company has all necessary corporate power and authority to enter into this Agreement and each Ancillary Agreement to which it is a party and has taken all corporate or other action necessary to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder.  This Agreement and each Ancillary Agreement to which the Company is party have been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with their respective terms, except that enforceability may be limited by the effect of (a) bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to or affecting the rights of creditors or (b) general principles of equity (regardless of whether enforceability is considered in a Proceeding at law or in equity).

4.3           No Conflict; Consents and Approvals.  The Company’s execution, delivery or performance of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby, will not (a) violate or conflict with any provision of any organizational or governing documents of the Company, (b) violate or conflict with any Order or Law applicable to the Company, (c) conflict with, result in a breach of or constitute a default under (with or without notice or the passage of time), result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which the Company is a party or by which it is bound or to which any of its properties or assets is subject, or (d)  to the best knowledge of the Company, result in the imposition of any Lien upon any properties or assets of the Company.  No declaration, filing or registration with, waivers, approvals or consents of or assignment by any Persons (including any Governmental Authority) are necessary to be made or obtained in connection with the execution, delivery or performance of this Agreement or the Ancillary Agreements by the Company or the consummation of the transactions contemplated hereby or thereby.

4.4           Capitalization.

(a)           Share Capital.  As of the date hereof, the authorized capital of the Company consists of 3,578,877 Company Ordinary Shares, 322,800 shares of which are issued and outstanding; 221,123 Company Preferred A Shares, 184,269 shares of which are issued and outstanding, and 70,000 Company Preferred A-1 Shares, 30,424 shares of which are issued and outstanding.  Section 4.4(a) of the Company Disclosure Schedule sets forth by name each holder of Company Share and the number of Company Shares held by such holder. The Company has not repurchased any shares of Company Share and does not hold any Company Shares as dormant shares.  All of the outstanding Company Shares have been duly authorized and validly issued, and are fully paid and nonassessable.  The rights, preferences and privileges of Company Shares are as set forth in the Company Articles of Association.

(b)           Options .  As of the date hereof, 58,368 Company Ordinary Share are reserved for issuance under the Company’s 2009 Israeli Share Option Plan (the “Company Option Plan”).  The Company has granted options to purchase an aggregate of 58,368 Company Ordinary Share under the Company Option Plan, all of which remain unexercised and outstanding. Section 4.4(b) of the Company Disclosure Schedule sets forth the name of each holder of Company Options, the number of Company Ordinary Shares for which each such Company Option is exercisable, the vesting schedule and exercise price for each Company Option, the number of shares vested and unvested as of the date of this Agreement, and the price per share of Company Ordinary Share for which each such Company Option is exercisable.  None of the Company’s share purchase agreements or share option documents contains a provision for acceleration of vesting (or lapse of a repurchase right) or other changes in the vesting provisions or other terms of such agreement or understanding upon the occurrence of any event or combination of events.  The Company has never adjusted or amended the exercise price of any stock options previously awarded, whether through amendment, cancellation, replacement grant, re-pricing, or any other means.  The Company has no obligation (contingent or otherwise) to purchase or redeem any of its capital stock.

(c)           Intentionally Omitted.

(d)           No Other Rights.  Except as set forth in the Company Articles of Association, and the Company Options and Warrants: (i) none of the outstanding Company Shares is entitled or subject to any preemptive right, right of first offer or any similar right created by the Company or imposed under applicable Law with respect to the share capital of the Company; (ii) none of the outstanding Company Shares is subject to any right of first refusal in favor of the Company; (iii) except as set forth in Section 4.4(d) of the Company Disclosure Schedule, there is no Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any Company Shares; (iv) there are no authorized or outstanding options, warrants, conversion rights, exchangeable rights, purchase rights, subscription rights or other Contracts or commitments that would obligate the Company to issue, sell or otherwise cause to become outstanding any additional Company Shares or any other equity securities of the Company; (v) no Person has any right of first offer, right of first refusal or preemptive right in connection with any future offer, sale or issuance of securities by the Company; and (vi) the Company is not under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding Company Shares.

(e)           No Other Securities.  The Sellers' Shares being purchased pursuant to this Agreement constitute all of the issued and outstanding equity of the Company and all of the issued and outstanding securities convertible, exercisable or exchangeable therefore (whether vested or unvested).

4.5           No Debt.  As of the Closing Date, except as set forth in Section 4.5 of the Company Disclosure Schedule and except in the ordinary course of business, the Company  does not have any Debt, material Liability or material obligation of any nature, whether or not accrued, contingent or otherwise.

4.6           Litigation.  The Company is not subject to, and none of the assets or properties of the Company is bound by, any Order.  The Company is not a party, or, to the Knowledge of the Company, is threatened to be made a party, to any Proceeding, of, in or before any Governmental Authority.  Section 4.6 of the Company Disclosure Schedule contains a complete and accurate description of all Proceedings during the four (4) years preceding the date of execution of this Agreement, to which the Company has been a party or which relate to the business, assets or the officers (or Persons fulfilling equivalent positions) or directors (or Persons fulfilling equivalent positions) of the Company or any Proceedings which were settled prior to the institution of formal proceedings.

4.7           Compliance with Laws.  The Company is in compliance in all material respects with all applicable Laws and Orders.  The Company has not received any notice to the effect that, or has otherwise been advised that, the Company is not in compliance with any such Laws or Orders and the Company has no reason to anticipate that any existing circumstances are likely to result in any material violation of any such Laws or Orders.

4.8           Brokers’ Fees.  The Company has no Liability to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated.

4.9           Disclosure.  The  representations and warranties of the Company contained in this Agreement and the Ancillary Agreements (including the Company Disclosure Schedule) do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Agreement and the Ancillary Agreements (including the Company Disclosure Schedule) not false or misleading.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer hereby represents and warrants to the Sellers and the Company that each of the statements contained in this Article 5 is true and correct as of the date hereof.

5.1           Power and Authority; Enforceability.  The Buyer has all necessary corporate power and authority to enter into this Agreement and each Ancillary Agreement to which it is a party and has taken all corporate or other action necessary to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder.  This Agreement and each Ancillary Agreement to which the Buyer is party have been duly executed and delivered by the Buyer and constitutes the valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with their respective terms, except that enforceability may be limited by the effect of (a) bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to or affecting the rights of creditors or (b) general principles of equity (regardless of whether enforceability is considered in a Proceeding at law or in equity).

5.2           No Conflict; Consents and Approvals.  The Buyer’s execution, delivery or performance of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby, will not (a) violate or conflict with any provision of the governing documents of the Buyer; or (b) violate or conflict with any material Order or material Law applicable to the Buyer.  No material declaration, filing or registration with, approvals or consents of or assignment by any Persons (including any Governmental Authority) are necessary to be made or obtained in connection with the execution, delivery or performance of this Agreement or the Ancillary Agreements by the Buyer or the consummation of the transactions contemplated hereby or thereby.

ARTICLE 6
COVENANTS

The Parties undertake to comply with the following provisions that are applicable thereto, during the relevant periods detailed below:

6.1           Maintenance of Business.  From the date hereof until the Closing Date (the “Pre-Closing Period”), the Company shall use reasonable commercial efforts to carry on and preserve the business of the Company and relationships with customers and employees in substantially the same manner as it has prior to the date hereof consistent with its past practices.

6.2           Conduct of Business.  During the Pre-Closing Period, the Company shall continue to conduct its business in the Ordinary Course of Business, and the Company shall not, without the prior written consent of the Buyer, except as contemplated by this Agreement:

(a)           take any action which could reasonably be expected to result in a Company Material Adverse Effect;

(b)           declare, set aside or pay any dividend or make any distribution (whether in cash or in kind) with respect to any security of the Company or redeem, purchase or otherwise acquire any security of the Company;

(c)           issue, or commit to issue, any securities of the Company, including any Company Options;

(d)           mortgage, lease, sublease, license, pledge or subject to any Lien any of the Company’s assets;

(e)           sell, transfer, exclusively license or otherwise dispose of any of the Company’s assets, or acquire any assets or rights, except in the Ordinary Course of Business;

(f)           waive or release any material right or claim for or with respect to the Company;

(g)           change any insurance coverage as is currently in effect;

(h)           incur or assume any Liabilities or assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations (absolute, accrued, contingent or otherwise) of any Person, other than Liabilities for trade payables and employee compensation in each case incurred in the Ordinary Course of Business;

(i)           make any loans, advances or capital contributions to, or investments in, any Person;

(j)           amend, modify, terminate or waive or exercise any right under any material contract of the Company or make or enter into any new contract, with respect to all of the above, except in the ordinary course of business;

(k)           take any action that is reasonably expected to alter the past practice of the Company’s business with respect to the collection of accounts receivable or payments of accounts payable;

(l)           make or change any Tax election, settle or compromise any claim, notice, audit report or assessment in respect of Taxes, change any annual Tax accounting period, adopt or change any method of Tax accounting, file any amended Tax Return or any other material Tax Return, enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement relating to any Tax, surrender any right to claim a Tax refund, or consent to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment;

(m)           take, or agree to or commit to take, any action that is reasonably likely to result in any of the conditions to the Closing set forth in Article 7 hereto not being satisfied, or is reasonably expected to make any representation or warranty of the Company contained herein inaccurate in any material respect at, or as of any time prior to, the Closing Date, or that would impair the ability of the Company, the Sellers or the Buyer to consummate the Closing in accordance with the terms hereof or materially delay such consummation; or

(n)           agree to do any of the things described in clauses (a) through (m) above.

6.3           Notification.

(a)           During the Pre-Closing Period, each Party shall promptly notify the other Parties in writing of: (i) the discovery by such Party of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes an  inaccuracy in or breach of any representation or warranty made by such Party in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that is reasonably likely to cause or constitute an inaccuracy in or breach of any representation or warranty made by such Party in this Agreement if such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any breach of any covenant or obligation of such Party set forth in this Agreement; and (iv) any event, condition, fact or circumstance that are reasonably expected to make the timely satisfaction of any of the conditions set forth in Article 7 impossible or unlikely.  Without limiting the generality of the foregoing, the Company and the Sellers shall promptly advise the Buyer in writing of (X) any Proceeding threatened, commenced or asserted against or with respect to the Company, or (Y) any event, condition, fact or circumstance known to them that has had or could reasonably be expected to have a Company Material Adverse Effect.

(b)           If any event, condition, fact or circumstance that is required to be disclosed by the Sellers or the Company pursuant to Section 6.3(a) would require any change in the Company Disclosure Schedule in order to make the representation or warranty accurate, or if any such event, condition, fact or circumstance would require such a change assuming the Company Disclosure Schedule was dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then the Company shall promptly (upon discovery) deliver to Buyer an update to the Company Disclosure Schedule specifying the details of such event, condition, fact or circumstance and why it necessitates a change to the Company Disclosure Schedule.  No such update shall be deemed to supplement or amend the Company Disclosure Schedule for the purpose of determining the accuracy of any of the representations and warranties made by the Company or any of the Sellers in this Agreement for purposes of Article 7 or Article 8 of this Agreement. No notification given pursuant to Section 6.3(a) shall otherwise limit or otherwise affect any of the representations, warranties, covenants or obligations of the Parties contained in this Agreement.

6.4           Regulatory Permits.  Each Party will promptly execute and file, or join in the execution and filing of, any application, notification or other document that may be necessary in order to obtain the authorization, approval or Consent of any Governmental Authority that may be reasonably required, or which another Party may reasonably request, in connection with the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement.

6.5           Necessary Consents.  Each Party will use commercially reasonable efforts to promptly obtain such written Consents and authorizations of third parties, give notices to third parties and take such other actions as may be necessary or appropriate in order to effect the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements and to enable the Buyer to carry on all of the business of the Company immediately after the Closing, unless otherwise specifically agreed to in writing by the Parties.

 During the Pre-Closing Period, each Party will notify the others in writing promptly after learning of any Proceeding by or before any court, arbitrator or arbitration panel, board or Governmental Authority, initiated by or against it, or known by such Party to be threatened against it that could materially delay or alter the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.

6.6           Access to Information.  During the Pre-Closing Period, the Company will allow the Buyer and its agents access at reasonable times to the files, books, records, technology, Contracts, personnel and offices of the Company, including any and all information relating to the Taxes, commitments, Contracts, leases, licenses, Liabilities, financial condition and real, personal and intangible property of the Company. Buyer undertakes to maintain all such information of the Company and, if applicable, third parties, in strict confidence and not to use it for any purpose except in connection with the execution and performance of this Agreement. In the event of termination of this Agreement, Buyer shall return all such information to the Company, without maintaining any copies thereof, and shall continue to be bound by the confidentiality and non-use provisions of this Section 6.6.

6.7           Satisfaction of Conditions Precedent.  During the Pre-Closing Period, the Company, the Sellers and the Buyer will use all commercially reasonable efforts to satisfy or cause to be satisfied all the conditions set forth in Article 7 and to cause the transactions contemplated by this Agreement to be consummated by such Party in accordance with the terms of this Agreement.

6.8           Books and Records.  If, in order to properly prepare any documents required to be filed with Governmental Authorities (including Tax authorities), financial statements or for any other business purpose, it is necessary that the Buyer be furnished with additional information and such information is in the possession of the Sellers or the Company, such Party shall promptly furnish or cause to be furnished such information to the Buyer upon reasonable prior written notice.

6.9           Further Assurances.  In case at any time after the Closing Date, any further action is necessary or desirable to carry out the purposes of this Agreement or the Ancillary Agreements, each Party hereto shall, at its own expense, execute and deliver such documents and other papers and take such further actions as may be reasonably required to carry out the provisions of this Agreement and to give effect to the transactions contemplated by this Agreement and the Ancillary Agreements.

6.10         Publicity.  Except as required by applicable Law, no Party shall issue any press release or make any public statement regarding the transactions contemplated by this Agreement without the prior written consent of the other Parties; provided, however, that prior to Closing the Buyer shall be permitted to make any public statement relating to the transactions contemplated hereunder and consistent therewith without obtaining the consent of the Company or the Sellers if the disclosure is deemed by the Buyer to be required by applicable Laws or the requirements of the Securities and Exchange Commission or NASDAQ Global Market; and provided, further, that following the Closing the Buyer shall be permitted to make any public statement relating to the transactions contemplated hereunder and consistent therewith in its sole discretion without obtaining the consent of the Company or the Sellers.

6.11           Non Solicitation. During the Pre-Closing Period, each of the Sellers and the Company shall, and shall cause their respective representatives, to refrain from soliciting, inducing or initiating any alternate proposals by any other Person related to a merger, acquisition, sale of securities or fundraising involving the Company.

6.12           Equity and Benefit Plans.   Prior to the Closing, the Company's Board shall adopt appropriate resolutions, which shall be in form and substance reasonably acceptable to Buyer, and take all other actions necessary to provide that effective at the Closing the Company Options and Warrants are treated in accordance with Section 2.3 of this Agreement.

6.13           Covenants of the Sellers.  By executing this Agreement and subject to Closing, (a) each Seller waives any and all rights and provisions of first refusal, no-sale, co-sale (including any limitations on sale of securities of the Company by the founders of the Company) and any other rights thereof, including any such rights under the Company Articles of Association, the agreements listed under Section 3.4 and Schedule 4.4(d) of the Company’s Disclosure Schedule or any other Contract or instrument and under any applicable Law, applicable with respect to, or inconsistent with the sale of Sellers' Shares by all other Sellers as contemplated hereunder; and (b) each Seller acknowledges and agrees that the distribution of the payments due to Sellers under this Agreement shall be made in accordance with Pro Rata Portion and Royalty Per Share calculations, as detailed in this Agreement, and hereby waives any claims of preference in distribution of such payments, including without limitation, any claim of liquidation or deemed liquidation preference.

6.14           Covenants of the Buyer.  Buyer undertakes to comply with the following:

6.14.1 Bank Loan. Buyer shall, within thirty (30) days following the Closing assume all Sellers' personal guaranties provided in connection with that certain guaranty for the benefit of the Company made to Bank Discount LeIsrael Ltd. dated October 23, 2011 (the “Bank Loan”), and shall release Sellers from all commitments and obligations thereof related to the Bank Loan. Each Seller and the Buyer hereby acknowledges and agrees that it will execute any document necessary to enable the Buyer to perform its undertaking under this Section 6.134.1.

6.14.2 Covenants regarding Syneron Beauty. Without  derogating from Buyer's obligations hereunder, Buyer shall ensure that in the event that Syneron Beauty Ltd. an Israeli company ("Syneron Beauty") shall cease to be a subsidiary of Buyer (i.e., the financial reports of Syneron Beauty shall no longer be consolidated with those of Buyer): (i) the terms "Product Operating Profit", “Product Operating Expenses” and "Product Net Sales", as used in the formula of "Company Valuation" shall continue to include the relevant data of Syneron Beauty, in addition to that of Buyer and/or, if applicable, as set forth in Section 2.2(c)(iii); (ii) without derogating from Buyer's obligations under Section 2.2(c)(iii) above, either the Buyer or Syneron Beauty, at the Buyer’s sole discretion, shall comply with Buyer's payments obligations under Section 2.2(c), with respect to payments received by Syneron Beauty in connection with the sale of Products; and (iii) Syneron Beauty shall grant the Company audit rights, in accordance with the terms of Section 2.2(c)(ii). Buyer shall provide a written notice to Sellers' Representative of any act performed in connection with Section 6.14.2, and shall remain liable for the performance hereunder pursuant to and as set forth in this Agreement.

6.14.3 Marketing. Buyer represents and warrants that it intends to purchase Products from the Company for purpose of resale by Buyer and its Subsidiaries. Buyer shall use reasonable commercial efforts to, directly or through others, promote, advertise, market, distribute and sell the Products in the relevant markets, and perform all of the above detailed and any related actions, at such scopes and levels as are customary in markets of products similar to those of the Products.

6.15           Termination of  Shareholders’ Rights Agreement. The Parties hereto agree that upon consummation of the Closing, the Shareholders’ Rights Agreement dated February 12, 2008 by and between the Company, the Buyer and the Sellers (the “Shareholders’ Rights Agreement”) shall automatically be terminated and shall thereafter no longer be of further force or effect.

6.16           Waiver by the Company.  The Company hereby waives any and all obligations of the Sellers to make investments therein, other than as detailed in Section 2.2(b)(iii) above.

ARTICLE 7
CONDITIONS TO CLOSING

7.1           Conditions Precedent to the Buyer’s Obligations.  The obligation of the Buyer to consummate the transactions contemplated by this Agreement is expressly subject to the fulfillment or express written waiver by the Buyer of the following conditions on or prior to the Closing Date:

(a)           Representations and Warranties True .  Each of the representations and warranties of the Sellers and the Company set forth in this Agreement qualified as to materiality shall be true and correct in all respects, and those not so qualified shall be true and correct in all material respects, in each case, as of the date hereof and as of the Closing as though made on and as of the Closing Date.

(b)           Covenants Performed.  The Company and the Sellers shall each have performed in all material respects, on or before the Closing Date, all obligations contained in this Agreement which by the terms hereof are required to be performed by them on or before the Closing Date.

(c)           Compliance Certificate.  In the event that signing of this Agreement and Closing do not take place simultaneously, the Buyer shall have received a certificate signed by each Seller  (with respect thereto only) and the Chief Executive Officer of the Company (with respect to the Company only) certifying as to the matters set forth in Sections 7.1(a) and (b) above.

(d)           No Restraints.  There shall not be any Order of any Governmental Authority restraining, enjoining, prohibiting or invalidating the consummation of the transactions which are the subject of this Agreement.  No Proceeding shall be pending before any Governmental Authority or threatened in writing by any Governmental Authority wherein an unfavorable Order would reasonably be expected to (i) prevent consummation of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation.

(e)           Execution of Agreement by All Security Holders.  The Buyer shall have received copies of  this Agreement executed by each holder of Company Shares and Company Options and Warrants issued by the Company; (ii) at the Closing there shall be no outstanding right to acquire any securities of the Company (other than the rights of the Buyer under this Agreement); and (iii) immediately following the Closing, the Buyer shall own or have assumed all of the outstanding equity securities of the Company and any other securities convertible, exercisable or exchangeable therefor.

(f)            Execution and Delivery of Ancillary Agreements.

(i)          Releases.  Each of the Sellers shall have executed and delivered the releases, each in substantially the form attached as Exhibit A hereto (the “Releases”), in favor of the Buyer, and each of the Releases shall be in full force and effect.

(g)           Delivery of Certain Instruments:

(i)          Share Certificates. Each Seller who is a shareholder of the Company immediately prior to Closing shall have delivered to the Buyer the share certificate(s), duly endorsed by the Company, representing the Sellers' shares in the Company being sold hereunder, or alternatively, if a Seller has lost a certificate, that the Seller who held the certificate signed a statement certifying that it was lost.

(ii)         Share Transfer Deed. Each Seller who is a shareholder of the Company immediately prior to Closing, shall deliver to the Buyer a duly executed and witnessed Share Transfer Deed(s), in the form attached hereto as Exhibit B, transferring the Shares to the Buyer, effective as of the Closing.

(iii)        Register of Shareholders. The Company shall deliver to the Buyer an updated Register of Shareholders of the Company showing that immediately following the Closing all of the Shares are held by the Buyer, constituting the entire issued share capital of the Company on a fully diluted basis.

(iv)        Report to Companies Registrar.  The Company shall deliver to the Buyer a report to the Israeli Companies Registrar (the “Companies Registrar”) indicating transfer of all of the issued and outstanding share capital of the Company to Buyer, signed by the CEO of the Company.

(h)          Resignations.  Each of the directors, other than Fabian Tenenbaum, Louis Scafuri and David Schlachet and Chief Financial Officer of the Company shall have delivered duly executed resignations to the Buyer.

(i)           Company Corporate Resolutions. The Company shall deliver to the Buyer a copy of resolutions of the Company’s directors approving the execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements required to be approved by the board of directors of the Company, and all transactions and the other matters contemplated hereby required to be approved by the board of directors of the Company, in the form attached hereto as Exhibit 7.1(i).

(j)           Options; Warrants.  Each Company Options and Warrants shall have been exercised or terminated (Subject to the provisions of Section 2.3 above) and the Company has obtained all necessary waivers to permit treatment of each Company Options pursuant to the terms of this Agreement.

(k)           OCS Notification/Approval. The Company shall deliver to the Buyer a notification, duly signed by the Company’s chief executive officer to be delivered to the Office of the Chief Scientist.

(l)           No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect.

(m)          Consents.  All Consents required to be obtained in connection with the transactions contemplated by this Agreement and the Ancillary Agreements shall have been obtained and shall be in full force and effect.

7.2           Conditions Precedent to the Sellers’ and the Company’s Obligations.  The obligation of the Sellers and the Company to consummate the transactions contemplated by this Agreement is expressly subject to the fulfillment or express written waiver by the Sellers' Representative of the following conditions on or prior to the Closing Date:

(a)           Representations and Warranties True.  Each of the representations and warranties of the Buyer set forth in this Agreement qualified as to materiality shall be true and correct in all respects, and those not so qualified shall be true and correct in all material respects, in each case, as of the date hereof and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct in all respects, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date).

(b)           Covenants Performed.  The Buyer shall have performed in all material respects, on or before the Closing Date, all obligations contained in this Agreement which by the terms hereof are required to be performed by the Buyer on or before the Closing Date.

(c)           Compliance Certificate.  In the event that signing of this Agreement and Closing do not take place simultaneously, the Company and the Sellers shall have received a certificate signed by an authorized officer of the Buyer certifying as to the matters set forth in Sections 7.2(a) and (b).

(d)           No Restraints.  There shall not be any Order of any Governmental Authority restraining, enjoining, prohibiting or invalidating the consummation of the transactions which are the subject of this Agreement.  No Proceeding shall be pending before any Governmental Authority or threatened in writing by any Governmental Authority wherein an unfavorable Order could reasonably expected to (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation thereof.

ARTICLE 8
SURVIVAL; INDEMNIFICATION

8.1           Survival.

(a)           Representations and Warranties of the Company and the Sellers.  The representations and warranties of the Sellers contained in this Agreement and in the Ancillary Agreements shall survive the Closing Date, and claims based upon or arising out of such representations and warranties may be asserted at any time prior to the date that is 24 months following the Closing Date (the “Cut-Off Date”); provided, that the representations and warranties contained in Section 3.1 (Power and Authority; Enforceability), Section 3.2 (Title to Shares), Section 4.1 (Organization, Good Standing and Qualification), Section 4.2 (Power and Authority; Enforceability) and Section 4.4 (Capitalization) shall survive until expiration of all relevant statutes of limitation (including any extensions thereof), and claims based upon or arising out of such representations and warranties may be asserted until such time.  Except with respect to claims based upon or arising out of fraud, intentional misrepresentation or willful breach, which shall survive in perpetuity and such claims may be asserted at any time, no claim for indemnification hereunder for breach of any representation or warranty may be brought after the Cut-Off Date.

8.2           Indemnification.

(a)           General.

(i)           From and after the Closing Date, each of the Sellers (the “Indemnifying Parties”), severally and not jointly, shall hold harmless and indemnify each of the Buyer Indemnified Parties from and against any Damages that are suffered or incurred by any of the Buyer Indemnified Parties (regardless of whether or not such Damages relate to any Third Party Claim) and that arise from or as a result of, or are  connected with: (A) any inaccuracy in or breach of any representation or warranty set forth in Article 3 whether such inaccuracy or breach exists as of the date hereof or as of the Closing Date; (B) any breach of any covenant or obligation of such Seller explicitly set forth in this Agreement; or (C) any Proceeding relating to any inaccuracy, breach or expense of the type referred to in clause (A) or (B) above (including any Proceeding commenced by any Buyer Indemnified Parties for the purpose of enforcing any of its rights under this Article 8). No Seller Shall be liable for (i) Damages caused by any other Seller, by Company or by Buyer; (ii) any indirect or consequential Damages and no Damage, whether caused to one or more of Buyer's Indemnified Parties, shall be paid more than once or in any duplicative manner.

(b)           Buyer's Sole and Exclusive Remedy.  From and after the Closing Date, with the exception of remedies based on fraud, intentional misconduct or willful breach, the remedies set forth in this Article 8 shall be the sole and exclusive remedy for Buyer's Indemnified Parties' money damages for any action arising out of this Agreement (it being understood that nothing in this Section 8.2(b) or elsewhere in this Agreement shall affect the Parties’ rights to specific performance or other equitable remedies).

(c)           Exercise of Remedies by Buyer Indemnified Parties.  Any Buyer Indemnified Party may seek a claim for indemnification under this Article 8; provided, however, that no Buyer Indemnified Party (other than the Buyer or any successor thereto or assign thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless the Buyer (or any successor thereto or assign thereof) shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.

8.3           No Right of Contribution.  From and after the Closing Date, the Indemnifying Parties shall have no right of contribution against the Buyer for any breach of any representation, warranty, covenant or agreement of the Company.

8.4           Procedure for Claims.  If a claim for indemnification pursuant to Section 8.2 (a “Claim”) is to be made by a Buyer Indemnified Party entitled to indemnification hereunder, the Buyer Indemnified Party claiming such indemnification (the “Indemnified Party”) shall give written notice (a “Claim Notice”) to the relevant Seller and to Sellers' Representative (without any liability to Sellers' Representative) promptly after the Indemnified Party becomes aware of any fact, condition or event which may give rise to Damages for which indemnification may be sought under Section 8.2.  The failure of any Indemnified Party to give timely notice hereunder shall not affect rights to indemnification hereunder except and only to the extent that, the Indemnifying Party demonstrates actual material damage caused by such failure, and then only to the extent thereof.  In the case of a Claim brought pursuant to Sections 8.2(a)(i) or 8.2(a)(ii) involving the assertion of a claim by a third party (whether pursuant to a lawsuit, other legal action or otherwise, a “Third Party Claim”), the  Buyer shall, without derogating from the rights of the relevant Seller to defend himself/herself and the rights thereof, determine and conduct the defense, compromise or settlement of such Third Party Claim, provided however, that Buyer shall not agree to any settlement or compromise relating to Seller(s) or affecting a Seller or Sellers' rights without the prior written consent of such Seller(s), which consent shall not be unreasonably withheld; and (a) all reasonable expenses relating to the defense of such Third Party Claim shall be borne and paid exclusively by the relevant Indemnifying Party; (ii) the Indemnifying Party shall make available to the Buyer any documents and materials in the possession or control thereof that may be necessary to the defense of such Third Party Claim; and (c) the  Buyer shall keep the  relevant Seller and the Sellers’ Representative informed of all material developments and events relating to such Third Party Claim.  The respective Indemnifying Party shall be liable for any settlement of any Third-Party Claim affected pursuant to and in accordance with this Section 8.4 and for any final judgment (subject to any right of appeal). If there is a Third Party Claim that, if adversely determined would give rise to a right of recovery for Damages hereunder, then any amounts incurred by the respective Indemnified Party in the defense of such claim conducted in good faith, regardless of the outcome of such claim, shall be deemed “Damages” hereunder.  In the event a Claim for indemnification is made against all Sellers' Sellers' Representative shall act as representative of all Sellers for the purpose of this Section 8.4.

8.5           Sellers' Representative.

(a)           Sellers' Representative.  The Sellers hereby appoint Mr. Haim Lasser as their agent for purposes of this Agreement (the “Sellers' Representative”), and Mr. Haim Lasser hereby accepts such appointment as the Sellers' Representative. Sellers' Representative may be removed and a new Sellers' Representative may be appointed, with the written consent of the Majority Sellers.

(b)           Each of the Sellers hereby grants to the Sellers’ Representative the absolute and unrestricted right, power and authority to execute, deliver, acknowledge, certify and file on behalf of such Seller any and all documents that the Sellers’ Representative may, in its sole discretion, determine to be necessary, desirable or appropriate, in such forms and containing such provisions as the Sellers’ Representative may, in its sole discretion, determine to be appropriate, in performing its duties. Sellers' Representative's duties shall be:  as contemplated by Article 8, to exercise  Sellers' rights under Sections 2.2(c)(ii) and 6.14.2, and as specifically set forth in this Agreement, and to negotiate execute, deliver and amend the Paying Agent Agreement. Sellers' Representative shall inform all Sellers of communications thereof with the Buyer. The authority and power of attorney granted to Sellers' Representative hereunder  shall survive the death or incapacity of any of the Sellers.

(c)           No bond shall be required of the Sellers' Representative, and the Sellers' Representative shall not receive compensation for his services.  Notices or communications to or from the Sellers' Representative shall constitute notice to or from each of the Sellers. If the Sellers' Representative shall resign from duty, die, become disabled or otherwise be unable to fulfill his responsibilities as agent of the Sellers, then the Sellers shall, within 30 days after such death or disability, appoint a successor agent and, promptly thereafter, notify the Buyer of the identity of the Sellers' Representative.  Any such successor shall become the “Sellers' Representative” for purposes of this Agreement.  If, for any reason, there is no Sellers' Representative at any time, all references herein to the “Sellers' Representative” shall be deemed to refer to the Sellers.

(d)           Exculpation; Costs.  The Sellers' Representative shall not be liable for any act done or omitted hereunder as Sellers' Representative while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith.  The Sellers shall, jointly and severally, indemnify the Sellers' Representative and hold him harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Sellers' Representative and arising out of or in connection with the acceptance or administration of his duties hereunder. The Sellers shall bear, in accordance with their Pro Rata Portions, any costs and expenses incurred by the Sellers' Representative in the performance of his role hereunder.

(e)           Actions of the Sellers' Representative.  A decision, act, consent or instruction of the Sellers' Representative in the matters set forth in Section 8.5(b) above, shall constitute a decision for all of the Sellers, and shall be final, binding and conclusive upon each of such Seller and the Buyer may rely exclusively upon any such decision, act, consent or instruction of the Sellers' Representative as being the decision, act, consent or instruction of every such Seller. Sellers' Representative shall keep the Sellers' informed of his actions under this Agreement.

ARTICLE 9
TERMINATION

9.1           Termination.  Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated prior to the Closing in one of the following ways:

(a)           by mutual written consent of the Sellers holding at least 75% of the Sellers' Shares as for the date of execution of this Agreement and the Buyer. The Company's consent shall be required, in addition to the above detailed consents, in the event of any amendment to Article 4;

(b)           by the Buyer, if any of the conditions contained in Section 7.1 shall have become incapable of fulfillment (other than as a result of a breach of this Agreement by the Buyer) which is not cured within 10 days after the Buyer gives the Sellers' Representative and, if applicable, the Company written notice identifying in reasonable detail the circumstances which rendered such condition incapable of fulfillment;

(c)           by the Sellers holding at least 75% of the Sellers' Shares as for the date of execution of this Agreement , if any of the conditions contained in Section 7.2 shall have become incapable of fulfillment (other than as a result of a breach of this Agreement by the Sellers) which is not cured within 10 days after the Sellers' Representative  gives the Buyer written notice identifying in reasonable detail the circumstances which rendered such condition incapable of fulfillment; or

(d)           by either the Sellers' Representative or the Buyer, if any court or Governmental Authority has issued a final and non-appealable Order permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement or if the consummation of the transactions contemplated by this Agreement is otherwise prohibited by Law.

9.2           Effect of Termination.  In the event of the termination of this Agreement pursuant to Section 9.1, this Agreement shall be of no further force or effect (and, except as provided in this Section 9.2 and in Section 6.6, there shall be no liability or obligation hereunder (including for costs and expenses incurred by the other Parties in connection with this Agreement or the transactions contemplated hereby) on the part of any of the Parties or their respective officers, directors, shareholders or Affiliates); provided, however, that (a) the provisions of this Section 9.2, Section 6.6 and Article 10 shall survive the termination of this Agreement and shall remain in full force and effect, and (b) the termination of this Agreement shall not relieve any Party from any liability for any willful breach of any representation, warranty or covenant contained in this Agreement.

ARTICLE 10
MISCELLANEOUS

10.1           Notices.  All notices and communications to a Party hereunder shall be made in writing and shall be deemed to have been adequately given if (a) delivered in person (in a manner through which delivery may be verified), (b) sent by facsimile transmission at the facsimile number set forth below, (c) sent by nationally recognized overnight delivery service or (d) mailed, certified mail, return receipt requested, to such Party at its address set forth below (or such other address as it may from time to time designate in writing to the other Parties hereto):

If to the Company, to:

Rakuto Bio Technologies Ltd .
5 Ha'Carmel St., Yokneam, Israel
Facsimile:  04- 9594077
Attn: CEO

If to the Buyer, to:

Syneron Medical Ltd.
Industrial Zone
Tavor Building
P.O.B. 550
Yokneam Illit 20692
Israel
Attention:  CFO
Facsimile:  972-73-244-2202

with a copy (which shall not constitute notice) to:

Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co.
One Azrieli Center, Round Building
Tel Aviv 67021
Israel
Attention:  Einat Meisel, Adv.
Facsimile:  972-3-607-4411

If to the Sellers' and/or to Sellers' Representative, to:

Mr. Haim Lasser
Moran 12, Kfar Saba, Israel
e-mail:  Hlasser@netvision.net.il

If to any Seller, to its address set forth on the applicable signature page hereto.

Any such notice shall be deemed to have been given when received.

10.2           Entire Agreement; Amendments and Waivers.  This Agreement, together with the Ancillary Agreements and all Exhibits and Schedules hereto and thereto, and constitute the entire agreement among the Parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties  No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the Buyer and by the Sellers holding at least 75% of the Sellers' Shares as for the date of execution of this Agreement , and (i) if relates to rights and/or obligations of the Company- also by the Company; and (ii) if related to specific Seller or derogates  from any rights applicable thereto under this Agreement- also by such Seller.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

10.3           Assignment.  Neither this Agreement nor any of the rights or obligations of the Company or the Sellers hereunder may be assigned by the Company or the Sellers without the prior written consent of the Buyer; all subject to the provisions of Section 10.7.  The Buyer may, subject to the relevant terms and conditions of this Agreement, and without any effect on Sellrs' Rights hereunder, assign any or all of its rights and obligations under this Agreement (including its indemnification rights under Article 8), in whole or in part, to any other Person without obtaining the consent or approval of any other Party hereto or of any other Person; provided however   that any assignee of Buyer shall assume all of Buyer's respective obligations (including payment obligations, and with respect to Royalty Payments, in accordance with the provisions of Section 2.2(c)(iii)), shall abide by the terms of this Agreement that are applicable to Buyer, and Buyer shall remain liable for the performance by such assignee. Buyer shall provide Sellers' Representative a prior written notice of at least 10 Business Days prior to any such assignment, which notice shall include the name of assignee and a detail of assurances agreed in compliance with the provisions of this Section 10.3.

10.4           Choice of Law; Jurisdiction.  This Agreement shall be construed, interpreted and the rights of the parties determined in accordance with the Laws of the State of Israel, without giving effect to any choice of Law provision or rule that would cause the application of the Laws of any jurisdiction other than the State of Israel. Any dispute arising under or in relation to this Agreement shall be resolved exclusively in the competent court in Tel Aviv, and each of the parties hereby irrevocably submits to the exclusive jurisdiction of such court.

10.5           Attorney Fees.  If any Party hereto brings an action to enforce its rights under this Agreement in accordance with the provisions hereof, the prevailing Party shall be entitled to recover its actual out-of-pocket costs and expenses, including reasonable attorneys’ fees reasonably incurred in connection with such action, including any appeal of such action.

10.6           Invalidity.  In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

10.7           No Third Party Beneficiaries.  Sellers' rights under this Agreement shall inure to the benefit of their heirs, successors and permitted assigns. Except as otherwise expressly set forth in this Agreement, nothing in this Agreement will be construed as giving any Person, other than the Parties hereto and their respective heirs, successors and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof.

10.8           Remedies Cumulative; Specific Performance.  Subject to the provisions of Article 8 above, the rights and remedies of the Parties hereto shall be cumulative (and not alternative).  The Parties hereto agree that, in the event of any breach or threatened breach by any Party to this Agreement of any covenant, obligation or other provision set forth in this Agreement for the benefit of any other party to this Agreement, such other Party shall be entitled (in addition to any other remedy that may be available to it) to seek (a) a decree or Order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (b) an injunction restraining such breach or threatened breach.

10.9           No Strict Construction.  The Parties hereto have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises under any provision of this Agreement, this Agreement shall be construed as if drafted jointly by the Parties thereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of authoring any of the provisions of this Agreement.

10.10         Headings.  The headings of Articles and Sections herein are inserted for convenience of reference only and shall be ignored in the construction or interpretation hereof.

10.11         Counterparts.  This Agreement may be executed in one or more counterparts and signatures may be delivered by facsimile or other electronic transmission, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature Pages Follow]

IN WITNESS WHEREOF, each Party hereto has executed this Agreement or caused this Agreement to be duly executed on its behalf by its officer thereunto duly authorized, as of the day and year first above written.

COMPANY:

RAKUTO BIO TECHNOLOGIES LTD.

By: /s/ Haim Lasser
Name:  Haim Lasser
Title:  CEO

By: /s/Michal Drayman
Name:  Michal Drayman
Title:  CFO

BUYER:

SYNERON MEDICAL LTD.

By: /s/ Louis Scafuri
Name:  Louis Scafuri
Title: CEO

SELLERS' REPRESENTATIVE:

MR. HAIM LASSER

/s/ Haim Lasser

SELLERS: SELLER’S NAME: Reuven Gershony SIGNATURE: /s/ Reuven Gershony Address: * * * Facsimile: * * *

SELLERS: SELLER’S NAME: Shelly Gershoni SIGNATURE: /s/ Shelly Gershoni Address: * * * Facsimile: _______

SELLERS: SELLER’S NAME: Ron Gershoni SIGNATURE: /s/ Ron Gershoni Address: * * * Facsimile: * * *

SELLERS: SELLER’S NAME: Eric Gershoni SIGNATURE: /s/ Eric Gershoni Address: * * * Facsimile: * * *

SELLERS: SELLER’S NAME: Isaac Gershoni SIGNATURE: /s/ Isaac Gershoni Address: * * * Facsimile: * * *

SELLERS: SELLER’S NAME: Shimon Eckhouse SIGNATURE: /s/ Shimon Eckhouse Address: * * * Facsimile: * * *

SELLERS: SELLER’S NAME: Eli Unger SIGNATURE: /s/ Eli Unger Address: * * * Facsimile: * * *

SELLERS: SELLER’S NAME: Bella Krinfeld SIGNATURE: /s/ Bella Krinfeld Address: * * * Facsimile: * * *

SELLERS: SELLER’S NAME: Haim Lasser SIGNATURE: /s/ Haim Lasser Address: * * * Facsimile: * * *

SELLERS: SELLER’S NAME: Dr. Paula Adriana Belinsky SIGNATURE: /s/ Dr. Paula Adriana Belinsky Address: * * * Facsimile: * * *

SELLERS: SELLER’S NAME: Yoram Karmon SIGNATURE: /s/ Yoram Karmon Address: * * * Facsimile: * * *

SELLERS: SELLER’S NAME: Sara Brenner SIGNATURE: /s/ Sara Brenner Address: * * * Facsimile: * * *

SELLERS: SELLER’S NAME: Michal Drayman SIGNATURE: /s/ Michal Drayman Address: * * * Facsimile: * * *

SELLERS: SELLER’S NAME: Orit Tal-Shmayovits SIGNATURE: /s/ Orit Tal-Shmayovits Address: * * * Facsimile: * * *

SELLERS: SELLER’S NAME: Shaul Cohen SIGNATURE: /s/ Shaul Cohen Address: * * * Facsimile: * * *

Exhibit A

FORM OF GENERAL RELEASE

This General Release (this “General Release”) is being executed and delivered as of ____________, 2012, on behalf of [________] (the “Releasor”) to and in favor of, and for the benefit of, Syneron Medical Ltd., an Israeli company (the “Buyer”); Rakuto Bio Technologies Ltd., an Israeli company (the “Company”); and the other Releasees (as defined in Section 2).

Recitals

A.           Buyer intends to purchase all of the outstanding Seller Shares of the Company pursuant to the terms of, and subject to the conditions set forth in, the Share Purchase Agreement, dated as of ____________, 2012 (the “Purchase Agreement”), by and among Buyer, the Company, the Sellers named therein and the Seller Representative (the “Transaction”).  Capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in the Purchase Agreement.

B.           In connection with the Transaction and as a condition to the consummation of such Transaction, Buyer has required that the Releasor enter into this General Release, and the Releasor is entering into this General Release in order to induce Buyer to consummate the Transaction.

Agreement

1.           Release.  The Releasor, for himself and for each of the Associated Parties, hereby absolutely, generally, irrevocably, unconditionally and completely releases and forever discharges each of the Releasees from, and hereby irrevocably, unconditionally and completely waives and relinquishes, each of the Released Claims. The Releasor also hereby waives the benefits of, and any rights the Releasor may have under, any statute or common law principle of similar effect in any jurisdiction for recourse for any Released Claim.

2.           Definitions.

(a)           The term “Associated Parties” shall mean and include:  (i) the Releasor’s predecessors, successors, executors, administrators, trusts, spouse, heirs and estate; (ii) the Releasor’s past, present and future assigns and representatives; (iii) each entity that the Releasor has the power to bind (by the Releasor’s acts or signature) or over which the Releasor directly or indirectly exercises control; and (iv) each entity of which the Releasor owns, directly or indirectly, a majority of the outstanding equity, beneficial, proprietary, ownership or voting interests.

(b)           The term “Releasees” shall mean and include: (i) Buyer; (ii) the Company; (iii) each of the Subsidiaries of Buyer; and (iv) the successors and past, present and future assigns, directors, officers, employees, agents, attorneys and representatives of the respective entities identified or otherwise referred to in clauses “(i)” through “(iii)” of this sentence, other than the Releasor.

(c)           The term “Claims” shall mean and include all past and present disputes, claims, controversies, demands, rights, obligations, promises, debts, liabilities, actions, counterclaims, covenants, contracts, compensation and causes of action of every kind and nature, whether matured or unmatured, absolute or contingent (including any unknown, unsuspected or undisclosed claim) (i) that may be asserted or exercised, or indirectly or beneficially possessed or claimed, by the Releasor or any of such Releasor’s Associated Parties in the Releasor’s (or such Associated Party’s), except in Releasor's capacity as officer, employee and/or consultant of the Company or which relate to or arise from the Releasor's or such Releasor's Associated Parties' prior relationship with the Company or (ii) that is based upon any breach of any express, implied, oral or written contract or agreement between the Company and the Releasor (or any of such Releasor’s Associated Parties).

(d)           The term “Released Claims” shall mean and include each and every Claim that (i) the Releasor or any Associated Party may have had in the past, may now have or may have in the future against any of the Releasees, and (ii) has arisen or arises directly or indirectly out of, or relates directly or indirectly to, any circumstance, promise, agreement, activity, action, omission, event or matter occurring or existing on or prior to the Closing Date (excluding only the Releasor’s rights, if any, under the Purchase Agreement and the agreements entered into in connection therewith (including the Ancillary Agreements (as defined in the Purchase Agreement)).

3.           No Suits or Actions.  The Releasor hereby irrevocably covenants to refrain from asserting any claim or demand, or commencing, instituting or causing to be commenced, any suit, action or proceeding of any kind against any Releasee based upon any Released Claim.  If the Releasor brings any claim, suit, action or manner of action against any Releasee in legal or administrative proceedings, in arbitration or admiralty, at law, in equity, or mixed, anywhere in the world with respect to any Released Claim, then the Releasor shall indemnify such Releasee in the amount or value of any final judgment or settlement (monetary or other) and any related cost (including without limitation reasonable legal fees) entered against, paid or incurred by the Releasee.  Nothing in this General Release shall be construed as releasing any Releasee from any Claim the basis of which arises after the Closing Date.

4.           Governing Law.  This General Release shall be construed in accordance with, and governed in all respects by, the laws of the State of Israel (without giving effect to conflicts of law principles thereof).

(signature page follows)

In Witness Whereof, the Releasor has caused this General Release to be executed as of the date first written above, effective as of the Closing Date.

______________________________________ Printed Name:____________________________

Exhibit B

FORM OF SHARE TRANSFER DEED

The undersigned, _____________________ (hereinafter, the “Transferor”), for value received, hereby transfers to Syneron Medical Ltd. of Yokneam, Israel (the “Transferee”) ______________ Ordinary Shares and ______________ Series A-1 Preferred Shares, each having a nominal value of NIS 0.01, of Rakuto Bio Technologies Ltd., a company incorporated and registered under the laws of the State of Israel (hereinafter, the “Company”), to hold unto the Transferee, his executors, administrators and assigns under the conditions which the Transferor held the same at the time of execution hereof;

The Transferee hereby agrees to take the said shares subject to the conditions as aforesaid.

Effective as of the __ day of ____ 2012.

________________________ (Transferor) By: ____________________ Name: ____________________ Title: ____________________	________________________________ (Transferee) By: ____________________ Name: ____________________ Title: ____________________

Exhibit C

PAYING AGENT AGREEMENT

May 30, 2012

Meitav Benefits Ltd.
Museum Tower, 4 Berkovitz St.
P.O.B. 18096
Tel-Aviv 61180

Ladies and Gentlemen:

Syneron Medical Ltd.  a company organized under the laws of the State of Israel (the "Buyer"), Rakuto Bio Technologies Ltd., a company organized under the laws of the State of Israel (the “Company”), all holders of securities of the Company except for Buyer (the “Sellers”) and Mr. Haim Lasser, as the Sellers' Representative, have entered into a Share Purchase Agreement dated May 30, 2012 (the “Purchase Agreement”).  Buyer has provided you with a true copy of the Purchase Agreement.  Capitalized terms used but not defined in this Agreement (as defined below) have the meanings ascribed to them in the Purchase Agreement.

(i)         Pursuant to the terms and conditions of the Purchase Agreement, at the Closing, (i) Buyer will purchase from the Sellers all Company shares owned by the Shareholders for an amount of cash as set forth in the Purchase Agreement, which includes the Initial Purchase Price, the Milestone Payments, and the Royalty Payments, all as detailed in the Purchase Agreement (collectively: the "Consideration"), (ii) all each Company Option and Warrant (whether vested or unvested) shall be cancelled immediately upon the Closing Date; provided however that, each Company Option and Warrant (such Company Option and/or Warrant, a “Cashed-Out Option”) shall entitle the owner thereof to receive, with respect to each Company Ordinary Share underlying such Cashed Out Option, the respective Pro-Rata Portion of the Initial Purchase Price, the Milestone Payments and the Royalty Payments less the exercise price of such Company Option or Warrant, after giving effect to currency exchange. The term “Optionholders” refers to those Persons who are the holders of Options.

This Paying Agent Agreement (this “Agreement”) between Meitav Benefits Ltd. (“you”), Buyer the Company and the Sellers' Representative acting for the benefit of the Sellers (who may be replaced in accordance with the terms of the Purchase Agreement, and a notice will be provided to the Paying Agent), and Buyer confirms and sets forth the agreement among the parties hereto that you will act as the Paying Agent in connection with the payment of the Consideration in accordance with the terms and conditions of this Agreement.  In such capacity you will make payment for, on behalf of Buyer pursuant to the terms of the Purchase Agreement.  In carrying out your duties as the Paying Agent in connection with the payment of Consideration, you agree to act in accordance with the following instructions:

1.      Payment Fund.  Buyer will provide you (A) within five (5) Business Days from the Closing Date, (B) at the first anniversary of the Closing and thereafter on each anniversary of the Closing Date, and until such time as set forth in the Purchase Agreement, and (C) on a quarterly basis, in accordance with the provisions of Section 2.2(c) the funds necessary to make the cash payments set forth in Section 2.2 of the Purchase Agreement to the Sellers (the “Payment Fund”).  The Payment Fund shall be held by you, in your capacity as Paying Agent for and on behalf of the Sellers and shall be disbursed [within three (3) Business Days thereafter] only pursuant to the terms and conditions of this Agreement.  You shall invest the Payment Fund in weekly bank deposits (the “Investment Fund”).  You shall have the right to liquidate any investments held in the Investment Fund in order to provide funds necessary to make required payments under this Agreement.  You shall have no liability for any loss sustained as a result of any investment made in accordance with this Section 1 or as a result of any liquidation of any investment prior to its maturity, except that you shall be responsible for any loss of the original amount of the Payment Fund.  You will reinvest all interest accrued on the Property (as defined below) and all interest accrued on any such accrued interest, if any (the “Earnings”) in that portion of the Investment Fund in which the Payment Fund was invested.  All Earnings will be the sole and exclusive property of Sellers and will be distributed to the Sellers pro-rata portion (of the respective Payment Fund not yet distributed)  at the time of distribution of the relevant portions of the Investment Fund thereto.

2.      Sellers Payments.  At the Closing, and at the relevant times thereafter, as set forth in Section  1 above, Buyer will instruct you to pay by wire transfer of same-day funds the relevant Consideration (as set forth in the Spreadsheet attached as Exhibit A, which shall include with respect to each Seller: name, address, ID number, date of birth or incorporation, place of residence or incorporation, details regarding number of shares and/or options held, as applicable and the bank account details, and with respects to Optionholders, the date of grant, exercise price and tax route of each option) net of any applicable withholding taxes, to each Seller.  Such payment shall be made by wire transfer to the account specified in the Spreadsheet.  For the avoidance of doubt, your duties as Paying Agent are subject at all times to the instructions of Buyer and  Sellers' Representative acting jointly.

3.      Further Instructions.  You shall follow and act upon any written amendments, modifications or supplements to these instructions, and upon any further written instructions in connection with the payment of the Consideration, all as mutually agreed by Buyer and Sellers' Representative.

4.      Termination Date.  This Agreement shall terminate upon the earlier of (a) Buyer's and Sellers' Representative's joint notification to you in writing that no further payments shall be necessary; or (b) the termination of this Agreement upon the mutual written consent of Buyer, Sellers' Representative and you (such date, the “Termination Date”).  On the Termination Date, all cash remaining in the Payment Fund then held by you shall be delivered to Sellers' in accordance with the pro rata portion (of the respective Payment Fund not yet distributed) by wire transfer in immediately available funds.

5.      Israeli Tax Withholding.

(a)                 You shall deduct and withhold Israeli Taxes from any Consideration payable to any Seller such amounts as determined in accordance with this Section 5.

(b)                 Consideration payable to each of the Sellers hereunder shall be paid to and retained by you for the benefit of each such Sellers until the Withholding Drop Date, being defined as three Business Days prior to the last day on which the Buyer and/or the Paying Agent is required to make submission of withheld amounts pursuant to the Israeli tax law(with respect to each payment event), during which time neither Buyer nor you shall withhold any Israeli Tax on such Consideration, except as provided below, and during which time each Sellers may obtain a Qualified Withholding Certificate, or, with respect to Optionholders covered by that [temporary] tax ruling dated May 30, 2012 (the "Ruling"), in accordance with the terms thereof, in form and substance reasonably acceptable to Paying Agent, (x) exempting Buyer from the duty to withhold Israeli Taxes with respect to such Seller, or (y) determining the applicable rate of Israeli Tax to be withheld from such Sellers. In the event that no later than five (5) Business Days before the Withholding Drop Date, a Sellers submits a Qualified Withholding Certificate, in form and substance reasonably acceptable to Buyer, you shall withhold and transfer to the Israeli Tax Authority ("ITA") such amount of withholding due from such Sellers as specified in such Qualified Withholding Certificate and the Ruling, and shall pay to such Sellers only the balance of the payment due to such Sellers that is not so withheld.  If any Seller (A) does not provide you with a Qualified Withholding Certificate, in form and substance reasonably acceptable to Buyer, no later than five (5) Business Days before the Withholding Drop Date, or (B) submits a written request with you to release his/her portion of the Consideration prior to the Withholding Drop Date and fails to submit a Qualified Withholding Certificate at or before such time, in form and substance reasonably acceptable to Buyer, then the amount to be withheld from such Seller’s portion of the Consideration shall be calculated according to the applicable withholding rate as determined by  Buyer, which amount shall be delivered to the ITA by you and shall pay to such Seller the balance of the payment due to such Seller that is not so withheld.

(c)                 Notwithstanding the aforesaid, in the event that amounts required to be withheld exceed the portion of Consideration payable to a Seller subject to withholding, if applicable, Buyer shall transfer to you the balance between the amount to be withheld for such Seller and the Consideration payable to such Seller and you shall remit the entire amount to be withheld to the ITA.

6.      Other Provisions.  As Paying Agent you:

(a)                 shall have no duties or obligations other than those specifically set forth in this Agreement or as may be subsequently agreed to in a writing signed by Buyer and you, and no implied duties or obligations shall be read into this Agreement against you;

(b)                 shall not be required to initiate any legal action hereunder which might, in your judgment, involve any expense or liability, unless you shall have been furnished with such indemnity as shall be reasonably satisfactory to you;

(c)                 may rely on and shall be protected in acting in reliance upon any certificate, instrument, opinion, notice, letter, telex, telegram or other document, or any note delivered to you, and believed by you to be genuine and to have been signed by the proper party or parties;

(d)                 may rely on and shall be protected in acting upon written or oral instructions from any authorized representative of Buyer, and if applicable, of Sellers' Representative, with respect to any action taken or omitted by you as Paying Agent; and/or

(e)                 may consult with counsel satisfactory to you and the written advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by you hereunder in good faith and in accordance with such advice or opinion of such counsel.

7.      Status of Property.  It is understood and agreed that any money, assets or property (collectively, the “Property”) to be deposited with or received by you as Paying Agent from Buyer constitutes a special, segregated account, held solely for the benefit of the Sellers, as their interests may appear, and the Property shall not be commingled with the money, assets or properties of you or any other person, firm or corporation.

8.      Fees.  For services rendered as Paying Agent hereunder, you shall be entitled to the compensation as specified in Exhibit B hereto.

9.      Notices.  All reports, notices, and other communications required or permitted hereunder shall be in writing (unless otherwise provided herein) and shall be deemed given when addressed and delivered by hand, facsimile transmission (with machine verification of receipt) or registered first-class mail, postage prepaid, as follows:

To the Paying Agent:

Meitav Benefits Ltd.
Museum Tower, 4 Berkovitz St.
P.O.B. 18096
Tel-Aviv 61180
Attention: Tzvika Bernstein, CEO

To Buyer :

Syneron Medical Ltd.
Industrial Zone
Tavor Building
P.O.B. 550
Yokneam Illit 20692
Israel
Attention:  CFO
Facsimile:  972-73-244-2202

With a copy, in the case of notice to Buyer, to:

Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co.
One Azrieli Center, Round Building
Tel Aviv 67021
Israel
Attention:  Einat Meisel, Adv.
Facsimile:  972-3-607-4411

To Sellers' Representative, to:

Mr. Haim Lasser
Moran 12, Kfar Saba, Israel
e-mail:  Hlasser@netvision.net.il

10.        Recitals; Captions.  The recitals contained herein shall be taken as the statement of Buyer, and you assume no responsibility for the correctness thereof.  The captions and heading in this Agreement are provided for ease of reference only and shall not be used in interpreting or construing the meaning or intent of this Agreement.

11.        Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Israel (without regard to laws regarding choice of laws or conflict of any laws) and shall inure to the benefit of, and the obligations created hereby shall be binding upon, the successors and assigns of the parties hereto.

12.        Counterparts.  This Agreement may be executed in separate counterparts, each of which when executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

13.        USA. Patriot Act Compliance Information.   To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify and record information that identifies each Person who opens an account.  For a non-individual Person such as a business entity, a charity, a trust or other legal entity the Paying Agent will ask for documentation to verify its formation and existence as a legal entity. The Paying Agent may also ask to see financial statements, licenses, identification and authorization documents from individuals claiming authority to represent the entity or other relevant documentation.  Parent agrees to provide all such information and documentation as to itself as may be requested by the Paying Agent to ensure compliance with federal law.

14.        Amendments. This Agreement may only be amended with the written consent of Buyer, Sellers' Representative and yourself.

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If the foregoing is acceptable to you, please acknowledge your receipt of and agreement to this Paying Agent Agreement and confirm the arrangements herein provided by signing and returning the enclosed copy.

Very truly yours, SYNERON MEDICAL LTD.

By:
Name:
Title:

RAKUTO BIO TECHNOLOGIES LTD.

By:
Name:
Title:

HAIM LASSER

Accepted and agreed as of the date first above written:

Meitav Benefits Ltd.

By: ____________
Name: Tzvika Bernstein
Title:    CEO

Attachments:

Exhibit A    -    Spreadsheet

Exhibit B    -    Fees of Paying Agent